MINUTES OF SPECIAL MEETING
                            OF THE BOARD OF DIRECTORS
                                       OF

                                     T & G2

     A special meeting of the Board of Directors of the above-captioned Corporation was held telephonically on May1, 2003 at 2PM EST.

     The meeting was called to order by the Chairman and President and executive compensation was presented. After discussion, upon motion duly made, seconded and carried, it was

     1. RESOLVED, that James M. Farinella as Chief Executive Officer, President and Secretary is to receive executive compensation of $10,000 per month for the 2003 year with said compensation to be retroactive to January of this year for a total compensation of $120,000 for the current year and said compensation may be paid in cash or S-8 stock from the Corporation and if paid in stock, the full years compensation may be accelerated in whole or part was presented to the meeting is hereby adopted by this Board of Directors

     2.   RESOLVED,  that  David  Facciani  as  Vice  President  is  to  receive executive compensation of $10,000 per month for the 2003 year with said compensation to be retroactive to January of this year for a total compensation of $120,000 for the current year and said compensation may be paid in cash or S-8 stock from the Corporation and if paid in stock, the full years compensation may be accelerated in whole or part was presented to the meeting is hereby adopted by this Board of Directors

     3. RESOLVED, that Doug Wetzel as the independent Member of the Board of Directors voted and approved the above measures

     There being no further business to come before the meeting, upon motion duly made, seconded and unanimously carried, the same was adjourned.




                                                   -----------------------------
                                                            Secretary



Approved:



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President